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Triarc Reports Second Quarter and Six Month 2008 Results

    ATLANTA, August 5, 2008 (BUSINESS WIRE) -- Triarc Companies, Inc. (NYSE: TRY; TRY.B), the parent company of Arby’s Restaurant Group, Inc., which is the franchisor of the Arby’s® restaurant system, announced today the results of operations for its fiscal second quarter and six months ended June 29, 2008.

Highlights for the 2008 Second Quarter include:

•	Sales increased 4.6% to $291.3 million for Company-owned restaurants;
•	Same-store sales decreased 3.3% system wide;
•	Franchise revenues increased 1.4% to $21.7 million;
•	Adjusted consolidated EBITDA* of $25.9 million increased 1.2% from $25.6 million in the second quarter of 2007; and
•
Net loss of $6.9 million, including pre-tax investment loss of $9.2 million, due primarily to a decline in value of equity investments, as compared to net loss of $28.0 million for the second quarter of 2007.

Highlights for the first Six Months of 2008 include:

•	Sales increased 5.1% to $572.9 million for Company-owned restaurants;
•	Same-store sales decreased 1.8% system wide;
•	Franchise revenues increased 4.4% to $42.9 million;
•	Adjusted consolidated EBITDA* of $50.9 million increased 7.2% from $47.5 million in the 2007 six-month period; and
•
Net loss of $74.4 million, including investment loss of $75.1 million, due primarily to the loss on Deerfield Capital Corp. (“DFR”) common stock distributed to Triarc stockholders on April 4, 2008, as compared to net loss of $20.9 million for the first six months of 2007.

* Adjusted consolidated EBITDA excludes 2007 amounts related to the asset management business which was sold on December 21, 2007 and corporate restructuring charges for 2007 and 2008. A reconciliation of Non-GAAP measurements to GAAP results is included below.

    Commenting on 2008 second quarter results, Roland Smith, Chief Executive Officer of Triarc, said: “The Arby’s brand stands for high quality products, which has resulted in higher check average relative to our competitors. During the second quarter, we did not waiver from this long-established ‘cut above’ brand positioning and results were negatively impacted by the effect of aggressive competitor discounting. Looking ahead, we believe continued competitor discounting at the current level is unsustainable given rising commodity costs and increasing profitability pressure on operators – we are already seeing reports of competitors re-evaluating the prices of their value menus. Our plan in the near-term is to be opportunistic by offering more value-oriented products supported by national advertising. Longer-term, we believe Arby’s will remain well positioned to deliver superior results due to our unique brand attributes, loyal customers, supportive franchisee base and strong operations-centric business model.”

    Commenting on the pending merger with Wendy’s, Smith added: “The combination of Wendy’s and Arby’s continues to represent a major strategic opportunity to create significant long-term value for the shareholders of both Triarc and Wendy’s. We are focused on developing a comprehensive integration plan and organizational structure that supports enhanced operating performance at both brands. As I prepare to assume my chief executive responsibilities at Wendy’s post-merger, I am especially excited about the recent appointments of David Karam, a long-time Wendy’s franchisee, to President of Wendy’s, Steve Farrar, Wendy’s current Chief of North American Operations, to Chief Operating Officer and Ken Calwell, formerly with Domino’s Pizza, who will re-join Wendy’s as Chief Marketing Officer, all of which are effective upon the closing of the merger.  The addition of these high-caliber and well-respected restaurant executives to key leadership roles at Wendy’s marks an important first step toward improving Wendy's performance and achieving our growth objectives. We remain on track to close the merger in the second half of 2008 and look forward to sharing more details on the integration process at that time.”

Second Quarter 2008 Results

    Consolidated revenues were $313.0 million in the second quarter of 2008 as compared to $300.0 million for the second quarter of 2007, excluding $16.8 million in asset management and related fees. Due to the sale of Triarc’s asset management business in December 2007, there was no comparable amount in the current quarter.

    Sales for the second quarter of 2008 increased 4.6% to $291.3 million from $278.6 million in the second quarter of 2007, primarily due to the 88 net Company-owned restaurants added since July 1, 2007, including 49 net restaurants acquired from franchisees, offset by a 3.7% decrease in same-store sales at Company-owned restaurants during the quarter.

    Franchise revenues for the second quarter of 2008 increased 1.4% to $21.7 million from $21.4 million for the second quarter of 2007. Excluding $0.6 million of rental income from properties leased to franchisees that is included in franchise revenues for the three months ended June 29, 2008 and not included in 2007, franchise revenues decreased $0.3 million primarily due to a 3.0% decrease in same-store sales at franchised restaurants during the current quarter.

    Same-store sales at Company-owned restaurants and franchised restaurants decreased compared to the year-ago quarter primarily due to a decline in customer traffic related to aggressive price discounting by competitors during the 2008 second quarter in the continuing soft economy.

    Gross margin (difference between sales and cost of sales divided by sales) decreased to 24.3% in the second quarter of 2008 from 26.5% of sales in the second quarter of 2007.  The gross margin decreased primarily due to higher labor costs driven by federal and state minimum wage increases, increased utility costs as a result of higher energy costs, as well as the de-leveraging effect of the same-store sales decreases on other operating costs.  Food costs, as a percentage of sales, were slightly favorable in the second quarter compared to a year ago due to product and packaging cost savings, mix shifts, as well as due to the effect of price increases taken since July 2007.

    Advertising increased to 8.4% of sales in the second quarter of 2008, from 7.4% of sales in the second quarter of 2007, primarily due to a quarterly timing shift of media spending. We expect advertising costs as a percentage of sales on a full year basis in 2008 to remain relatively flat to 2007, which was 7.1%.

    General and administrative expenses decreased 24.8% to $42.1 million in the second quarter of 2008, from $56.0 million in the second quarter of 2007, primarily due to the elimination of $7.1 million of expenses related to the former asset management business, as well as $7.1 million of savings related to the consolidation of the corporate headquarters from New York to Atlanta.  General and administrative expenses in the second quarter of 2008 included expenses of $1.6 million related to prior year franchise tax assessments and $3.0 million of merger advisory and public company services under a service agreement with Trian Fund Management, L.P. which expires in June 2009. General and administrative expenses are expected to be lower during the remainder of 2008 as compared to the same period in 2007 as a result of the completion of the corporate restructuring and the sale of the asset management business.

    Depreciation and amortization decreased $0.7 million reflecting $2.5 million of expenses incurred in the second quarter of 2007 related to the former asset management business, partially offset by increases in depreciation and amortization for new restaurants opened since July 1, 2007.  Depreciation and amortization in the second quarter of 2008 included $1.3 million of non-cash impairment charges related to 10 underperforming units compared to $0.6 million of such charges in the second quarter of 2007.

    Adjusted consolidated EBITDA of $25.9 million in the second quarter of 2008 increased 1.2% as compared to adjusted consolidated EBITDA of $25.6 million in the second quarter of 2007 (see reconciliation of non-GAAP measurements to GAAP results below).

    Investment loss was $9.2 million in the second quarter of 2008 compared to investment income of $17.6 million in the second quarter of 2007.  The 2008 non-restaurant related investment loss was primarily due to realized and unrealized losses on securities in the investment portfolio, while investment income from the second quarter of 2007 primarily related to deferred compensation trusts which existed prior to the corporate restructuring.

    The effective tax rate benefit for the second quarter of 2008 was 50%, compared to 57% in the second quarter of 2007.  The difference between the 35% statutory rate and the effective tax rate in 2008 is principally the result of non-deductible compensation and other expenses, and state income taxes, net of federal income tax benefit.

    Net loss was $6.9 million in the second quarter of 2008 compared to a net loss of $28.0 million in the second quarter of 2007.  Diluted loss per share was $0.07 for both Class A and Class B common stock, Series 1, in the second quarter of 2008 compared to diluted loss per share of $0.30 for Class A and Class B common stock, Series 1, in the second quarter of 2007.

Strategic Update

    Arby’s long-established marketing strategy has been to provide premium quality, hand-carved sandwiches with fresh ingredients as the foundation for its brand positioning of “Something Different, Something Better.”  This unique selling proposition has enabled Arby’s to enjoy a high average check and operating margins that we believe are among the best in the quick service restaurant industry.  Over the long-term, this core strategy has proven quite successful in producing superior operating results and return on invested capital.

    Current economic conditions have strained the U.S. consumer and our competitors have responded with aggressive value offerings. As a result, Arby’s customer traffic is down which, in turn, has reduced operating margins as a result of the de-leveraging effect of same-store sales decreases.  In addition, like all restaurant companies, Arby’s is facing significant increases in commodity and labor costs from federal and state minimum wage legislation.

    Arby’s plan for addressing this challenging environment is a two-tiered marketing and pricing initiative.  First, Arby’s will continue to execute its premium quality and pricing strategy to preserve both brand image and profitability. Second, Arby’s will address affordability with today’s price-conscious consumer through a series of tactical value-oriented product offerings supported by national advertising as a supplement to the core menu.  The objective of this two-tiered approach is to improve short-term sales and increase the number of customer visits while allowing Arby’s to continue to deliver its historically high levels of restaurant profitability over the long-term.

    While weak economic conditions may continue to impact our business near-term, significant progress continues on other long-term growth strategies. Enhancements to the breakfast menu continue as well as expansion of the number of Arby’s restaurants participating in the fast-growing day part.  Market testing has begun on a business catering program that leverages the quality of core menu items with the convenience of office delivery. These key initiatives, in addition to ongoing menu re-engineering and innovation programs, are designed to position Arby’s for future profitable growth as the second largest sandwich chain in the quick-service industry.

    Growth in the number of Arby’s restaurants continues with approximately 40 new Company-owned and approximately 90 new franchisee units expected to open during 2008.  In addition, Arby’s announced today that it has signed a development agreement with a new franchisee to open 41 Arby’s restaurants in the New York metropolitan market.

Merger Agreement with Wendy’s

    On April 23, 2008, Triarc entered into a definitive merger agreement with Wendy’s International, Inc. (NYSE: WEN or “Wendy’s”) for an all stock transaction in which Wendy’s shareholders will receive 4.25 shares of Triarc’s Class A common stock for each share of Wendy’s common stock they own.  Under the agreement, Triarc stockholders will also be asked to approve, among other proposals, the issuance of Class A common stock to Wendy’s shareholders and the conversion of each share of Triarc Class B common stock, Series 1, into one share of Triarc Class A common stock, resulting in a post-merger company with a single class of common stock.

    The transaction is subject to customary closing conditions and the approval of both Triarc stockholders and Wendy’s shareholders.  There can be no assurance that the necessary approvals will be obtained, that the merger will be consummated, or that the anticipated benefits and synergies will be realized.  The transaction is expected to close during the second half of 2008.

About Triarc

    Triarc is a holding company and, through its subsidiary Arby’s Restaurant Group, Inc., is the franchisor of the Arby’s® restaurant system. Arby’s is the second largest restaurant franchising system in the sandwich segment of the quick service restaurant industry.  As of June 29, 2008, there were a total of 3,719 Arby’s restaurants in the system, including 1,169 Company-owned and 2,550 franchised locations.

Forward-Looking Statements

    This press release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively “Triarc” or the “Company”), and those statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address Triarc’s operating performance, the pending merger transaction between Triarc and Wendy’s International, Inc. (“Wendy’s”) or the combined company; expectations with respect to the future financial or business performance; strategies or expectations; synergies, efficiencies, overhead savings, costs charges and capitalization and anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by shareholders; the satisfaction of the closing conditions to the merger transaction and related transactions; the timing of the completion of the merger transaction and related transactions; and other events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth, new restaurant openings or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by the forward-looking statements contained herein.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, (1) changes in the quick service restaurant industry; (2) prevailing economic, market and business conditions affecting Triarc and Wendy’s, including competition from other food service providers; (3) conditions beyond Triarc’s or Wendy’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting Triarc’s and/or Wendy’s customers or food supplies or acts of war or terrorism; (4) changes in the interest rate environment; (5) changes in debt, equity and securities markets; (6) changes in the costs of commodities and/or labor; (7) the availability of suitable locations and terms for the sites designated for development; (8) cost and availability of capital; (9) adoption of new, or changes in, accounting policies and practices; and (10) other factors discussed from time to time in Triarc’s and Wendy’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of Triarc’s and Wendy’s Annual and Quarterly Reports on Forms 10-K and 10-Q.  Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder/shareholder approvals or the failure of other closing conditions.

    All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

    EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted consolidated EBITDA, which excludes 2007 amounts related to the asset management business which was sold on December 21, 2007 and excludes corporate relocation and restructuring charges, as an internal measure of business operating performance.  Management believes adjusted consolidated EBITDA provides a meaningful perspective of the underlying operating performance of Triarc’s current business. EBITDA and adjusted consolidated EBITDA are not recognized terms under GAAP.  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way the Company calculates EBITDA. EBITDA and adjusted consolidated EBITDA should not be considered as alternatives to operating profit or net income (loss).

    The Company’s presentation of EBITDA, adjusted consolidated EBITDA and other non-GAAP measures is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Pending Merger

    In connection with the pending merger, Triarc has filed with the SEC, and subsequently amended, a registration statement on Form S-4 (Registration No. 333-151336) containing a preliminary joint proxy statement/prospectus and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders and shareholders of Triarc and Wendy’s. BEFORE MAKING ANY VOTING DECISION, TRIARC AND WENDY’S URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/FINAL PROSPECTUS REGARDING THE PENDING MERGER WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Triarc’s website (www.triarc.com) under the heading “Investor Relations” and then under the item “SEC Filings and Annual Reports”. You may also obtain these documents, free of charge, from Wendy’s website (www.wendys.com) under the tab “Investor” and then under the heading “SEC Filings”.

    Triarc, Wendy’s and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Triarc and Wendy’s stockholders/shareholders in favor of the stockholder/shareholders approvals required in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Triarc and Wendy’s stockholders/shareholders in connection with the stockholder/shareholders approvals required in connection with the pending merger has been set forth in the joint proxy statement/prospectus filed with the SEC. You can find information about Triarc’s executive officers and directors in the joint proxy statement/prospectus. You can find information about Wendy’s executive officers and directors in its Amendment No. 1 to its Annual Report on Form 10-K, filed with the SEC on April 28, 2008. You can obtain free copies of these documents from Triarc and Wendy’s at the website locations described above.

Triarc Companies, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Second Quarter and Year-to-Date Periods Ended July 1, 2007 and June 29, 2008

	Second Quarter		Six Months Ended
	2007	2008	2007	2008
	(In thousands except per share amounts)
Statement of Operations Data:	(Unaudited)
Revenues:
Sales	$278,572	$291,340	$545,070	$572,919
Franchise revenues	21,408	21,674	41,078	42,949
Asset management and related fees	16,841	-	32,719	-
	316,821	313,014	618,867	615,868
Costs and expenses:
Cost of sales	204,887	220,527	399,859	433,437
Cost of services	6,308	-	13,198	-
Advertising	20,658	24,465	38,387	45,000
General and administrative	55,975	42,122	113,558	87,033
Depreciation and amortization	18,404	17,693	34,389	33,686
Facilities relocation and corporate restructuring	79,044	(41)	79,447	894
Settlement of preexisting business relationships	-	-	-	(487)
	385,276	304,766	678,838	599,563
Operating profit (loss)	(68,455)	8,248	(59,971)	16,305
Interest expense	(15,286)	(13,944)	(30,675)	(27,435)
Investment income (loss), net	17,625	(9,199)	40,773	(75,121)
Other income (expense), net	3,158	1,224	4,765	(3,341)
Loss from continuing operations before
income taxes and minority interests	(62,958)	(13,671)	(45,108)	(89,592)
Benefit from income taxes	36,002	6,766	28,559	15,230
Minority interests in income of consolidated subsidiaries	(1,067)	-	(4,264)	(14)
Loss from continuing operations	(28,023)	(6,905)	(20,813)	(74,376)
Loss on disposal of discontinued operations, net of income tax
benefit	-	-	(149)	-
Net loss	$(28,023)	$(6,905)	$(20,962)	$(74,376)

EBITDA (a)	$(50,051)	$25,941	$(25,582)	$49,991

Basic and diluted (loss) from continuing operations and (loss) per share:
Class A and Class B common stock	$(0.30)	$(0.07)	$(0.23)	$(0.80)

Number of shares used to calculate basic and diluted (loss) per share:
Class A common stock
Basic and diluted	28,821	28,903	28,790	28,902
Class B common stock
Basic and diluted	63,490	63,721	63,389	63,707

	December 30,	June 29,
Balance Sheet Data:	2007	2008
Cash, cash equivalents and investments*	$195,630	$123,413
Total assets	1,454,567	1,355,935
Long-term debt	711,531	729,955
Total stockholders' equity	448,874	349,674

* Excludes any investments related to DFR and includes restricted investments in a managed account of $99,007 and $90,183 at December 30, 2007 and June 29, 2008, respectively.

(a) The calculation of EBITDA and a reconciliation of consolidated EBITDA to net income (loss) follows:

	Second Quarter		Six Months Ended
	2007	2008	2007	2008
	(In thousands)
	(Unaudited)
Operating profit:
Restaurants	$24,061	$17,264	$46,828	$34,613
Asset management	934	-	2,615	-
General corporate	(93,450)	(9,016)	(109,414)	(18,308)
Consolidated operating profit (loss)	(68,455)	8,248	(59,971)	16,305

Plus: depreciation and amortization
Restaurants	14,850	16,603	28,485	31,520
Asset management	2,463	-	3,714	-
General corporate	1,091	1,090	2,190	2,166
Consolidated depreciation and amortization	18,404	17,693	34,389	33,686

EBITDA:
Restaurants	38,911	33,867	75,313	66,133
Asset management	3,397	-	6,329	-
General corporate	(92,359)	(7,926)	(107,224)	(16,142)
Consolidated EBITDA	(50,051)	25,941	(25,582)	49,991
Depreciation and amortization	(18,404)	(17,693)	(34,389)	(33,686)
Interest expense	(15,286)	(13,944)	(30,675)	(27,435)
Investment income (loss), net	17,625	(9,199)	40,773	(75,121)
Other income (expense), net	3,158	1,224	4,765	(3,341)
Loss from continuing operations before income
taxes and minority interests	(62,958)	(13,671)	(45,108)	(89,592)
Benefit from income taxes	36,002	6,766	28,559	15,230
Minority interests in income of consolidated subsidiaries	(1,067)	-	(4,264)	(14)
Loss from continuing operations	(28,023)	(6,905)	(20,813)	(74,376)
Loss on disposal of discontinued operations, net of income tax
benefit	-	-	(149)	-
Net loss	$(28,023)	$(6,905)	$(20,962)	$(74,376)

Triarc Companies, Inc. and Subsidiaries
Reconciliation of Adjusted Consolidated EBITDA to Consolidated EBITDA

	Second Quarter		Six Months Ended
	2007	2008	2007	2008
	(In thousands)
	(Unaudited)

Adjusted consolidated EBITDA	$25,596	$25,900	$47,536	$50,885
Less: Facilities relocation and corporate restructuring	(79,044)	41	(79,447)	(894)
Plus: Asset management EBITDA	3,397	-	6,329	-
Consolidated EBITDA	$(50,051)	$25,941	$(25,582)	$49,991